Exhibit 10.1

EXECUTION VERSION

YAYI INTERNATIONAL INC.

SERIES A PREFERRED STOCK

PURCHASE AGREEMENT

Dated as of June 18, 2009

i

ii

TABLE OF CONTENTS
(continued)

		Page

9.3	Successors and Assigns	32
9.4	Confidentiality.	32
9.5	Public Announcements.	32
9.6	Amendments and Waivers.	32
9.7	Dispute Resolution	33
9.8	Enforcement	35
9.9	Notices.	35
9.10	Fees and Expenses.	35
9.11	Severability.	35
9.12	No Waiver	36
9.13	Rights Cumulative.	36
9.14	Delays or Omissions.	36
9.15	No Presumption.	36
9.16	Headings and Subtitles; Interpretation	36
9.17	Counterparts	37
9.18	No Commitment for Additional Financing	37
9.19	Entire Agreement	37

Schedule I	Schedule of Founders
Schedule II	Group Companies
Schedule III	PRC Companies Restructuring

Exhibit A	Certificate of Designation
Exhibit B	Investor Rights Agreement
Exhibit C	Voting Agreement

iii

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of June 18, 2009, by and among:

(i)

Yayi International Inc., a Delaware company (the "Company");

(ii)

Global Rock Stone Industrial Ltd, a British Virgin Islands company ("Global Rock");

(iii)

Charleston Industrial Ltd, a British Virgin Islands company ("Charleston");

(iv)

Tianjin Yayi Industrial Co., Ltd. (天津市亚亿实业有限公司), a company organized under the laws of the People’s Republic of China (the "Tianjin Yayi");

(v)

the individuals as set forth in Schedule I attached hereto (collectively, the "Founders"); and

(vi)

SAIF Partners III L.P., a Cayman Islands exempted limited partnership (the "Investor").

Each of the parties listed above referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Company has created a new class of convertible preferred shares designated as Series A Preferred Stock (the "Series A Preferred Stock") through the adoption by the Board of Directors of the Company of a certificate of designation in the form attached as Exhibit A hereto (the "Certificate of Designation");

WHEREAS, the Company wishes to issue and sell to the Investor, and the Investor wishes to purchase from the Company, 1,530,612 shares of Series A Preferred Stock (the "Shares") upon the terms and subject to the conditions set forth herein;

WHEREAS, Global Rock is a principal stockholder of the Company, Charleston is a whole-owned subsidiary of the Company and Tianjin Yayi is a subsidiary of Charleston; and

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.

Definitions. The following terms shall have the meanings ascribed to them below:

"1933 Act" means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

"Action" means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at Law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder’s general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x). In the case of a natural person, the term “Affiliate” also includes his or her Relatives, and any Affiliates of his or her Relatives. For purposes of this Agreement, each Group Company shall be deemed an Affiliate of each other.

“Benefits Plan” means any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement or any other plan which provides or provided benefits for any employee, officer, consultant, and/or director or with respect to which contributions are or have been made on account of an employee, officer, consultant, and/or a director.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, Bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, certificate of designation, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

 “Circular 75” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies issued by SAFE on October 21, 2005.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value US$0.001.

“Company Registered IP” means all Intellectual Property for which registrations have been obtained throughout the world (and all applications for, or extensions or reissues of, any of the foregoing throughout the world) that are owned by, or registered or applied for in the name of, any Group Company.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written, oral, express or implied.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means collectively, the Common Stock issuable upon conversion of the Shares in accordance with the terms under Certificate of Designation.

“Disclosure Schedule” means the Disclosure Schedule, dated of even date herewith, delivered by the Warrantors to the Investor in connection with Section 3 of this Agreement.

“Environmental Law” means any and all applicable Laws of or by any Governmental Authority relating to (i) environmental matters, (ii) the generation, use, storage, transportation or disposal of hazardous substances, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and interpreted from time to time.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and interpreted from time to time.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company and its Subsidiaries, including without limitation, the entities set forth on Schedule II attached hereto.

“Group Company” means any member of the Group.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with US GAAP, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, (x) all indebtedness referred to in clauses (i) through (ix) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any other Person, even though such other Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (xi) all contingent obligations in respect of indebtedness or obligations of other Persons of the kinds referred to in clauses (i) through (x) above.

“Indemnifiable Loss” means, with respect to any Person, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, including without limitation, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, and (ii) any Taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than Taxes that would have been payable notwithstanding the event giving rise to indemnification.

“Intellectual Property” means any and all (i) patents, all patent rights and all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and mask work registrations and applications therefor, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and  related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Investor Directors” means the directors of the Company that are nominated by the holders of shares of Series A Preferred Stock and elected to the Board pursuant to the Certificate of Designation and other Charter Documents of the Company.

“Investor Rights Agreement” means a certain Investor and Registration Rights Agreement in the form attached as Exhibit B hereto entered into by Global Rock, the Company, the Investor and certain other parties thereto, at the Closing.

“Jinghai Plant Transfer Supplemental Agreement” means that certain Plant Transfer Supplemental Agreement dated as of June 12, 2009 by and between Tianjin Yayi and Tianjin Mengyang Biotechnology Co., Ltd.

“Jinghai Real Property” means the real property located in Jinghai, Tianjin and set forth in the Jinghai Plant Transfer Supplemental Agreement, which shall consist of (i) approximately 7,800 square meters of office building, (ii) approximately 30,165 square meters of plants and warehouses, and (iii) the land use rights relating to (i) and (ii) above.

“Key Employees” means with respect to an entity, the president, chief executive officer, the chief financial officer, the chief operating officer, the general manager, any other senior manager or any other employee with responsibilities similar to any of the foregoing, of such entity.

“Laws” means any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, rule of common law, governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all Governmental Order.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Management Rights Agreement” means a certain management rights agreement delivered by the Company to the Investor at the Closing.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development, either individually or with other events, occurrences, facts, conditions, changes or developments, that (i) has or is reasonably likely to have a material adverse effect on the operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of any Group Company, (ii) materially impairs or is reasonably likely to materially impair the ability of any party (other than the Investor) to perform its/his/her material obligations under any Transaction Document, or (iii) materially impairs or is reasonably likely to materially impair the validity or enforceability of any Transaction Document against any party thereto (other than the Investor).

“MOFCOM” means the Ministry of Commerce or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Notice 106” means the Implementing Rules for Circular 75 issued by SAFE on May 31, 2007.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors (《关于外国投资者并购境内企业的规定》) jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006.

"Permitted Liens" means (i) Liens for Taxes not yet due and payable or the validity of which are being contested, and (ii) Liens incurred in the ordinary course of business consistent with past practice, which (x) do not in the aggregate materially detract from the value or use of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

"Person" means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

"PRC" means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, Macau and Taiwan.

"PRC Companies Restructuring" means all the actions need to taken and all such agreements, documents and instruments need to executed, as set forth in Schedule III hereto in connection with the restructuring of Tianjin Yayi and its Subsidiaries.

"PRC Entities" means any Group Company that is organized under the laws of the PRC.

"Public Official" means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or  director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Related Party” means (i) any officer, director, supervisory board member, or holder of a Security of any Group Company, (ii) any Affiliate of any such officer, director, supervisory board member, or holder, (iii) any Group Company or any Affiliates of any Group Company, and (iv) each member of the immediate family of each of the foregoing that is an individual, and any Affiliates of such member.

“Relatives” of a natural person means the spouse of such person, and any parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, or niece of such person, and the spouse of the foregoing persons.

“Reserve” or “reservation” means, with respect to a specified number of shares of Common Stock of the Company, the Company shall refrain from issuing such number of shares so that such number of shares shall remain in the authorized but unissued share capital of the Company and available for issuance upon exercise of the conversion rights attached to the Series A Preferred Stock.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 75, Notice 106, and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Statement Date” means April 30, 2009.

“Subsidiary” means, with respect to any given Person, any other Person that is not a natural person and that is Controlled directly or indirectly by such given Person.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Voting Agreement, the Pledge Agreement, the Management Rights Agreement and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Voting Agreement” means a certain Voting Agreement in the form attached as Exhibit C hereto entered into by Global Rock, the Company, the Investor and certain other parties thereto, at the Closing.

“Warrantors” means collectively, the Company, Global Rock, Charleston, Tianjin Yayi and the Founders.

In addition, the following capitalized terms have the meanings given thereto in the referenced section below:

Agreement	Preamble
Arbitration Notice	Section 9.7(i)
Board Secretary	Section 7.4
Certificate of Designation	Recitals
Charleston	Preamble
Closing	Section 2.2
Company	Preamble
Company IP	Section 3.19(i)
Compliance Laws	Section 3.14(i)

Disclosure Materials	Section 4.7
Dispute	Section 9.7(i)
Environmental Consents	Section 3.17(ii)
ESOP	Section 7.5(i)
Financial Statements	Section 3.7(ii)
Founders	Preamble
Global Rock	Preamble
HKIAC	Section 9.7(ii)
HKIAC Rules	Section 9.7(ii)
Indemnified Party	Section 8.1(iii)
Indemnifying Party	Section 8.1(iii)
Indemnitee	Section 8.1(i)
Investor	Preamble
Investor Expenses	Section 9.10
Leases	Section 3.20
Material Contracts	Section 3.12(i)
New York	Section 9.2
Party	Preamble
Pledge Agreement	Section 5.13
Principal Tribunal	Section 9.7(ix)(a)
Purchase Price	Section 2.1
Real Property	Section 3.20
Representatives	Section 3.14(i)
Repurchase Amount	Section 7.7(ii)
Repurchase Date	Section 7.7(ii)
Required Consents	Section 3.13(iii)
SEC Reports	Section 3.7(i)
Security Holder	Section 3.13(v)
Series A Preferred Stock	Recitals
Shares	Recitals
Tianjin Yayi	Preamble
Total Purchase Price	Section 2.1

2.

Purchase and Sale of the Shares.

2.1

Sale and Issuance of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall sell and issue to the Investor, and the Investor shall purchase from the Company, 1,530,612 shares of Series A Preferred Stock for an aggregate consideration of US$15,000,000 (Fifteen Million US Dollars) (the “Total Purchase Price”) at an issuance price of US$9.80 per Share (the “Purchase Price”).

2.2

Closing. The consummation of the sale and issuance of the Shares pursuant to Section 2.1 above (the “Closing”) shall take place at the offices of Latham & Watkins, 41st Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong, at 10:00 a.m. Hong Kong time on the date hereof (or at such later time and place as the Parties may agree) after notification of satisfaction (or waiver) of the conditions specified in Sections 5 and 6.

2.3

Company Deliveries at Closing. At the Closing, the Company shall cause to be delivered to the Investor:

(i)

a certificate or certificates representing the Shares, in form reasonably satisfactory to the Investor;

(ii)

to each Investor, a copy of the Company’s updated share ledger, evidence of the appointment of the directors as contemplated by Section 5.7 hereof, and an application form to be filed with the relevant Administration of Industry and Commerce of the appointment of the directors to the board of directors of each of the PRC Entities as contemplated by Section 5.7 hereof, each certified as true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer; and

(iii)

such other documents, agreements and instruments required to be delivered by the Company to the Investor under Section 5 hereof.

2.4

Deliveries by Global Rock, Charleston and Founders at Closing. At the Closing, each of Global Rock, Charleston and Founders shall deliver to each Investor the agreements, documents, and instruments required to be delivered by them under Section 5 hereof.

2.5

Investor Deliveries at Closing. At the Closing, the Investor shall cause to be delivered to the Company the Total Purchase Price by wire transfer of immediately available United States Dollar funds to a bank account designated by the Company.

3.

Representations and Warranties of the Warrantors. The Warrantors jointly and severally represent and warrant to the Investor that:

3.1

Organization, Good Standing, Qualification and Business Scope.

(i)

Each Group Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Group Company has all requisite legal and corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Each Group Company is duly qualified to transact business and is in good standing in each other jurisdiction in which such qualification is required, except where the failure to so qualify would not cause a Material Adverse Effect.

(ii)

Each PRC Entity has a valid business license issued by the SAIC or its local branch or other relevant Government Authorities, and has, since its establishment, carried on its business materially in compliance with the business scope set forth in its business license.

(iii)

The minute books for each Group Company contain, in all material respects, complete and accurate records of all meetings conducted, resolutions adopted, and written consents entered into by such company’s shareholders and board of directors (or committees thereof) since the date of its incorporation. A true and complete copy of the minute books for each Group Company has been made available to the Investor or its advisors.

iv)

The true and complete copies of the Charter Documents of each Group Company in effect have been provided to the Investor. No Group Company is in violation, breach or default of any of its Charter Documents.

3.2

Capitalization.

(i)

Section 3.2(i) of the Disclosure Schedule sets forth, as of the date hereof and immediately following the Closing, the authorized, issued, outstanding and reserved Securities of the Company. Other than those set forth in Section 3.2(i) of the Disclosure Schedule: (i) there are no options, warrants or other rights outstanding which give any Person the right to acquire any share capital of the Company or to subscribe to any increase of any share capital of the Company; and (ii) there are no disputes, arbitrations or litigation proceedings involving the Company with respect to the share capital of the Company.

(ii)

Section 3.2(ii) of the Disclosure Schedule sets forth the following information for Global Rock and each Group Company as of and immediately following the Closing: (a) the authorized, issued and outstanding Securities of Global Rock and each Group Company (other than the Company), the record and beneficial owners of such Securities, the nature and amount of their shareholding, and any nominee shareholder arrangement with respect to such Securities,(b) the legal entity nature of Global Rock and each Group Company, (c) the jurisdiction in which Global Rock and each Group Company was organized and exists, and (d) each jurisdiction in which Global Rock and each Group Company is required to be qualified or licensed to do business as a foreign Person.

(iii)

All share capital of each Group Company (other than PRC Entities) (a) has been duly and validly issued (or subscribed for), is fully paid and is non-assessable, (b) is free of limitation in voting rights, preemptive rights, any other restrictions on transfer (except for any restrictions on transfer under applicable securities laws or as expressly contemplated under the Transaction Documents), and other Liens, (c) has been issued in compliance with the requirements of all applicable securities Laws, including, to the extent applicable, the 1933 Act, and (d) was not issued or subscribed to in violation of the preemptive rights of any Person, any Contract, or any applicable Laws.

(iv)

All outstanding registered capital of each PRC Entity has been fully contributed (and such contribution has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with the relevant Government Authorities) with no personal liability attaching to ownership thereof, and free of all limitations in voting rights, preemptive rights and any other restrictions on transfer (except for any preemptive rights or restrictions required under applicable Laws or as expressly contemplated under the Transaction Documents), and other Liens. No registered capital of any PRC Entity was obtained by the current holder thereof in violation of the preemptive rights of any Person, the terms of any Contract or any applicable Laws.

(v)

Except as set forth in Section 3.2(v) of the Disclosure Schedule, there are no (a) resolutions pending to increase the authorized share capital or registered capital of any Group Company; (b) authorized or outstanding Securities of any Group Company other than as set forth in Section 3.2(i) and Section 3.2(ii) hereof; (c) dividends which have accrued or been declared but are unpaid by any Group Company; (d) equity incentive plans with respect to any Group Company; (e) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Securities; or (f) voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Securities of any Group Company. Other than pursuant to the Transaction Documents, no Group Company has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to any of its Securities.

3.3

Subsidiaries. Except as set forth in Section 3.3 of the Disclosure Schedule, none of the Group Companies has any Subsidiaries or owns or Controls, directly or indirectly, any interest in any other Person, or is a participant in any joint venture, partnership or similar arrangement, or maintains any representative offices or any branches. None of the Group Companies has any obligations to provide working capital to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.4

Authorization.

(i)

Each Group Company has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All corporate action necessary on the part of each Group Company and their respective officers, directors and shareholders has been taken for the authorization, execution, and delivery by such Group Company of each Transaction Document to which it is a party, and the performance by such Group Company of its obligations thereunder. Each Transaction Document has been duly and validly executed and delivered by each of the parties thereto other than the Investor, and constitutes a legal, valid, and binding obligation of each of the parties thereto (other than the Investor), enforceable against such parties in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(ii)

Each Founder is of sound mind, has the necessary legal capacity to perform such Founder’s obligations under any Transaction Documents to which such Founder is a party, has entered into or will enter into the Transaction Documents on such Founder’s own will after obtaining full independent professional advice (including legal advice) in respect thereof and understands the nature of the obligations to be assumed by him/her under the Transaction Documents to which such Founder is a party.

3.5

Valid Issuance of the Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth herein, will be duly and validly issued in compliance with all applicable Laws, including those regulating the offer, sale or issuance of securities, will be fully-paid and non-assessable, and will be free of restrictions on transfer (other than restrictions on transfer under applicable securities laws) and other Liens. Immediately following the Closing, the Investor will be the sole legal and beneficial owner of, and will have good and marketable title to the Shares. As of the Closing, the Conversion Shares will have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designation, will be duly and validly issued, fully-paid, and non-assessable and will be free restrictions on transfer (other than restrictions on transfer under applicable securities laws) and other Liens.

3.6

Consents; No Conflicts. No Consent from any Governmental Authority or any other Person is required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents on the part of any party thereto (other than the Investor) or any Group Company. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investor) and the consummation by such party of the transactions contemplated thereby will not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, or give any Person rights of termination, amendment, acceleration or cancellation under, (w) any Governmental Order, (x) any provision of the Charter Documents of any Group Company, (y) any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or (z) any Material Contract, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including without limitation, any Indebtedness of such Group Company), or trigger any preemptive right or transfer restriction, or (iii) except pursuant to the Pledge Agreement, result in the creation of any Lien upon any of the properties or assets of any Group Company.

3.7

SEC Reports; Financial Statements.

(i)

The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the 1933 Act and the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of the date of filing, in the case of SEC Reports filed pursuant to the Exchange Act (and to the extent such SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Reports filed pursuant to the 1933 Act (and to the extent such SEC Report was amended, then as of the date of effectiveness of such amendment), the SEC Reports complied in all material respects with the requirements of the 1933 Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the SEC Reports, as of the date of filing, in the case of SEC Reports filed pursuant to the Exchange Act (and to the extent such SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Reports filed pursuant to the 1933 Act (and to the extent such SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All other financial, statistical, and market and industry-related data included in the SEC Reports are based on or derived from sources that the Company reasonably believes to be reliable and accurate.

(ii)

As of their respective dates, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements: (i) were prepared in accordance with US GAAP during the periods involved (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated subsidiaries.

(iii)

Each Group Company maintains its books of accounts and records relating to its business, operations, conditions (financial or other), and assets and properties in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with US GAAP.

3.8

Changes. Since the Statement Date, the Group has operated its business in the ordinary course consistent with its past practice. Except as expressly set forth on Section 3.8 of the Disclosure Schedule, since the Statement Date, there has not been:

(i)

any Material Adverse Effect;

(ii)

any waiver of a material right or of a material debt owed to any Group Company;

(iii)

any receipt of notice that there has been a loss of, or material order cancellation by, any major customer or supplier of, or major licensor;

(iv)

any incurrence, creation, assumption, repayment, satisfaction or discharge of any Indebtedness or any material Lien (except Permitted Liens), or any loan or advance to, guarantee for the benefit of, or investment in, any Person (other than advances to employees in the ordinary course of business consistent with past practice that are immaterial in the aggregate), in any case with respect to a Group Company;

(v)

any resignation or termination of any Key Employee of any Group Company or any material group of employees of any Group Company;

(vi)

any waiver, change, amendment to or termination of a Material Contract; any entering of any new Material Contract or any termination of any Contract that would have been a Material Contract if in effect on the date hereof; or any amendment to, or waiver under any Charter Documents of any Group Company;

(vii)

any change in any compensation arrangement or agreement with any Key Employee, or adoption of any Benefits Plan, in any case of any Group Company;

(viii)

any sale, assignment, exclusive license, or transfer of any Intellectual Property of any Group Company, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice;

(ix)

any declaration, setting aside or payment of any dividend or other distribution in respect of any Securities of any Group Company, or any direct or indirect redemption, purchase or other acquisition of any Securities of any Group Company;

(x)

any capital expenditures or commitments therefor by any Group Company that aggregate in excess of US$100,000;

(xi)

except in the ordinary course of business consistent with past practice, entry by any Group Company into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent by any Group Company to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, or entry or change by any Group Company of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(xii)

entry into any transaction or series of related transactions by any Group Company in an aggregate amount in excess of US$50,000, other than in the ordinary course of business consistent with past practice; or entry into any transaction by any Group Company with any Related Party;

(xiii)

any material change in the nature, scope or organization of the Group’s business; or disposal of the whole or substantial part of the business or material assets; or any purchase, acquisition, sale, lease, disposal of or transfer of any assets that are individually or in the aggregate material to the Group’s business, other than the purchase or sale of inventory in the ordinary course of business consistent with past practice;

(xiv)

any acquisition or formation of any Subsidiary, any branch companies, any Security in any Person or the whole or any substantial part of the undertaking, assets or business of any Person or entering into any joint venture or partnership with any Person, in any case with respect to a Group Company;

(xv)

entry into any consolidation, amalgamation, scheme of arrangement or merger with or into any Person or other similar corporate reorganization, in any case with respect to a Group Company;

(xvi)

any sale, issuance, transfer, pledge or other disposition of any Securities of any Group Company (except for the Company);

(xvii)

any settlement or commencement of any material Action by any Group Company; or

(xviii)

any agreement or commitment to do any of the things described in this Section 3.8.

 3.9

Internal Controls and Securities Law Compliance. The Company is in compliance with any and all applicable securities laws and excepted as disclosed in the SEC Reports, each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it and its Subsidiaries are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets of it and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

3.10

Actions. There is no material Action pending or threatened against or affecting any Group Company or any of its officers, directors or employees with respect to its businesses or proposed business activities, or any Key Employee or director of any Group Company in connection with such Person’s respective relationship with such Group Company, nor is there any basis for any of the foregoing. There is no Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no material Action pending by any Group Company against any third party nor does any Group Company intend to commence any such material Action. No Governmental Authority has at any time materially challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted or proposed to be conducted. No Group Company has received any written opinion or memorandum or written advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business of any Group Company.

3.11

Liabilities. The Group has no material liability (whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for the following: (i) liabilities reflected in or reserved for in the consolidated balance sheet of the Group as of April 30, 2009, (ii) liabilities that have arisen since the date of the consolidated balance sheet of the Group as of April 30, 2009 in the ordinary course of the businesses of the Group consistent with past practice that would have been required under GAAP to be reflected in the consolidated balance sheet of the as of April 30, 2009 had such liabilities existed as of the date of the consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2009, (iii) liabilities that would not be required under GAAP to be reflected in an audited consolidated balance sheet of the Group and that are not in the aggregate material and (iv) liabilities incurred in connection with this Agreement. The Group has not, since April 30, 2009, incurred any short-term or long-term debt, issued any equity or equity-linked securities or made any dividends or distributions other than in the ordinary course, except as disclosed in Section 3.11 of the Disclosure Schedule.

3.12

Commitments.

(i)

Section 3.12 of the Disclosure Schedule contains a complete and accurate list of the following Contracts to which any Group Company is a party or to which any Group Company or any of their respective properties is subject or by which any such company or property is bound: (a) any Contract entered into in connection with any issuance of Securities, (b) any Contract or series of related Contracts that obligates Group Companies to pay or receive an amount in excess of US$200,000, (c) any Contract relating to Indebtedness or a surety or guarantee of performance of any Person, (d) any Contract relating to the mortgaging, pledging, transferring of a security interest, or otherwise placing a Lien (other than a Permitted Lien) on any material asset or material part of the assets of any Group Company, (e) any Contract that limits or restricts the ability of any Group Company to compete or otherwise to conduct its business in any manner or place, or that includes a right of first refusal, “most favored nations,” “change in control,” or exclusivity provision, (f) any Contract that involves the establishment, contribution to, or operation of a partnership, joint venture, or involves a sharing of or distribution based on profits or losses, or involves any investment in, loan to or acquisition or sale of the Securities of any Person, (g) any asset purchase agreement, share purchase agreement or other Contract for license, lease, sale, acquisition or divestiture of any material assets or of any business, division or line of business, (h) any Contract requiring material performance by a Group Company in any country other than the PRC, (i) any licenses and any other Contract involving the transfer of material Intellectual Property to or from any Group Company, except for (1) agreements between any Group Company and employees thereof which contain standard Intellectual Property assignment provisions, the form of which has been provided to the Investor or their advisors, and (2) agreements involving “off-the-shelf” commercially available software, (j) any Contract that involves the waiver, compromise, or settlement or any material dispute or Action, (k) any Contract that involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$15,000 per annum) (l) any Contract that is with any Key Employees of any Group Company, any Governmental Authority, or any Related Party or that is between any Group Companies, and (m) any other Contract that is material to the Group or on which its business is substantially dependent. Collectively, all of the Contracts referenced in this Section 3.12(i) are referred to as “Material Contracts.”

(ii)

Each of the Material Contracts is valid, in full force and effect and enforceable by each party thereto and complies with applicable Laws. True and complete copies of the Material Contracts, including any amendments and supplements to such Contracts, have been delivered to the Investor.

(iii)

Each Group Company has in all material respects satisfied or provided for all of its liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, is not in default in any material respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default. There are no material default thereunder by any other party to any Material Contract or any condition existing that with notice or lapse of time or both would constitute such a material default, or give any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, a Material Contract. No Group Company has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

3.13

Compliance with Laws; Consents.

(i)

Each Group Company is and has been in compliance with all applicable Laws, except where the failure to be so in compliance would not cause a Material Adverse Effect. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company of, or a failure on the part of any Group Company to comply with, any applicable Laws that would cause a Material Adverse Effect, or (b) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature constituting a Material Adverse Effect. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. No Group Company is under investigation with respect to the foregoing.

(ii)

The consummation of the PRC Companies Restructuring will not violate any applicable Laws (including without limitation, SAFE Rules and Regulations, Order No. 10 and any other applicable PRC rules and regulations).

(iii)

All Consents from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as now conducted or proposed to be conducted, including but not limited to the Consents from MOFCOM (or any predecessors thereof), SAIC, SAFE, any Tax bureau, customs authorities, and product registration authorities, the Ministry of Agriculture, and the local counterpart thereof, as applicable (collectively, the “Required Consents”), have been duly obtained or completed in accordance with all applicable Laws. Section 3.13(iii) of the Disclosure Schedule is a complete list of such Required Consents, together with the name of the entity issuing each such Required Consent.

(iv)

No Required Consent contains any materially burdensome restrictions or conditions, and each Required Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default in any material respect under any Required Consent. There is no reason to believe that any Required Consent which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any Required Consent issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

(v)

Each holder or beneficial owner of the Securities of each Group Company (each, a “Security Holder”), who is a “Domestic Resident” as defined in Circular 75 and Notice 106 and is subject to any of the registration or reporting requirements of Circular 75, has complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. No Group Company has, nor any Security Holder has, received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations.

3.14

Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

(i)

Each Group Company, and its directors, officers, employees, agents and other persons acting on behalf of such company and each Founder (collectively, “Representatives”) are familiar with and are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”). Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, or received notice of any allegation of:

(a)

the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person;

(b)

the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Law;

(c)

the making of any false or fictitious entries in the books or records of any Group Company by any Person; or

(d)

the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(ii)

No Group Company or its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery.

3.15

Related Party Transactions. Except as set forth on Section 3.15 of the Disclosure Schedule, no Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect ownership interest in any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

3.16

Tax Matters.

(i)

Each of the Group Companies (a) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than, in the case of clauses (a) and (b), unpaid Taxes that are in contest with Tax authorities by such entity in good faith or nonmaterial in amount.

(ii)

Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Laws and was (and will be) true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Laws to be maintained by the Company or the applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where any Group Company is or may be subject to taxation. No Tax lien is currently in effect against any of the assets of any Group Company.

(iii)

All Tax credits and Tax holidays enjoyed by the Group Company established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(iv)

None of the Group Companies is resident for Tax purposes of, or is otherwise subject to income Tax, in any jurisdiction other than the jurisdiction in which it has been organized.

(v)

None of the Company or any of its Subsidiaries is or has been for the past two years a (i) passive foreign investment company as described in Code Section 1297; (ii) controlled foreign corporation described in Code Section 957; (iii) a qualified intermediary described in Treasury Regulations section 1.1441-1.

(vi)

Neither the Company, nor any of its Subsidiaries, nor any of the Founders has personal liability under local law for the debts and claims of the relevant entity. There has been no communication from any Governmental Authority relating to or affecting the tax classification of the Company or any of its Subsidiaries.

(vii)

Each Group Company has conducted all transactions with Related Parties at arm’s length.

3.17

Environmental and Safety Laws.

(i)

No Group Company (a) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (b) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (c) is subject to any Action relating to any Environmental Laws, and there is no pending or threatened Action against any of them which could reasonably be expected to lead to any Liability under or as a result of any Environmental Law. No material expenditures are or will be required on the part of any Group Company in order to comply with any Environmental Law.

(ii)

Each Group Company is in compliance with all Environmental Laws, has obtained and holds all Consents required under Environmental Law (the “Environmental Consents”), and is in compliance with all terms and conditions of such Environmental Consents. No notice, order, judgment, demand or letter requiring the taking of remedial or other action under or pursuant to the Environmental Law or the Environmental Consents has been received by any of Group Companies. No Group Company has been notified of, nor does any of the Group Companies have, any Liabilities in respect of any Environmental Law or Environmental Consents with respect to the storage, treatment, clean-up or disposal of any pollutant, contaminant, substance, material or waste (whether solid, liquid or gaseous).

(iii)

There have been no environmental investigations, studies, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession or control of the Group with respect to any Real Property that have not been delivered or made available to the Investor prior to execution of this Agreement.

3.18

Title; Liens. Each Group Company has good and valid title to, or a valid leasehold interest in, all of its material assets, whether real, personal or mixed, purported to be owned or that are used by such Group Company, free and clear of any Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of such Group Company as presently conducted. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All leases of personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company is (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business consistent with past practice.

3.19

Intellectual Property Rights.

(i)

Company IP. Each Group Company owns or otherwise has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, all Intellectual Property (“Company IP”) necessary and sufficient to conduct its business as currently conducted and as proposed to be conducted by such Group Company without any conflict with or infringement of the rights of any other Person.

(ii)

Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing.

(iii)

Protection of IP. Each Group Company has taken reasonable and appropriate steps to register, protect, maintain and safeguard material Company IP and made all appropriate filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current officers, employees, consultants and independent contractors of any Group Company having access to any material Company IP have executed and delivered to such Group Company an agreement requiring the protection of such trade secret or proprietary information.

3.20

Real Property. Section 3.20 of the Disclosure Schedule contains an accurate and complete list and description of (i) all real properties owned or leased by any Group Company (collectively, the “Real Property”), and (ii) any lease under which any such Real Property is possessed (the “Leases”). None of the Group Company is in default under any of the Leases, and there is no default by any of the lessors thereunder.

3.21

Labor and Employment Matters. Except as disclosed in Section 3.21 of the Disclosure Schedule, each Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. Except as disclosed in Section 3.21 of the Disclosure Schedule, each Group Company is in compliance in all material respects with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts. Except as disclosed in Section 3.21 of the Disclosure Schedule, there is no, and there has not been in the last three (3) years, any Action relating to the violation or alleged violation of any applicable Laws by any Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

3.22

Offering.

(i)

Subject in part to the truth and accuracy of each Investor’s representations set forth in Section 4 hereof, the offer, sale and issuance of the Shares pursuant to the terms hereof, and the issuance of applicable Conversion Shares upon conversion of the Shares are exempt from the registration requirements of all applicable securities Laws, and neither the Company nor any authorized agent acting on their behalf will take any action that would cause the loss of such exemption.

(ii)

Neither the Company nor any of their respective Affiliates, nor any Person acting on its behalf or their behalf, directly or indirectly has (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the 1933 Act) which is or will be integrated with the sale of the Shares by the Company in a manner that would require the registration under the 1933 Act of the offer or sale of the Shares or the Conversion Shares; or (ii) offered or solicited offers to buy or sell the Shares or the Conversion Shares by any form of general solicitation or general advertising (as those terms are used in Rule 506 of Regulation D as promulgated by the SEC) or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act.

(iii)

None of the Warrantors has, and no one acting on its behalf has, (a) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any Security of the Company to facilitate the sale or resale of the Shares, (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of the Shares, or (c) paid or agreed to pay to any person any compensation for soliciting another to purchase any other Securities of the Company.

3.23

Over-the-Counter Bulletin Board Quotation. The Company’s Common Stock is quoted on the OTCBB. There is no Action pending or threatened against the Company by the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entities to prohibit or terminate the quotation of such securities on the OTCBB. The Common Stock has been registered pursuant to Section 12(g) of the Exchange Act and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

3.24

Investment Company. The Company is not, and as a result of the offer and sale of the Shares as contemplated herein will not be, required to register as an “investment company” under, and as such term is defined in, the U.S. Investment Company Act of 1940, as amended.

3.25

Selling Restrictions Compliance. Neither the Company nor any of its or their Affiliates nor any person acting on its or their behalf has offered or sold, or will offer or sell, any Securities under circumstances that would require the registration of any of the Shares under the 1933 Act; neither the Company nor any of its or their Affiliates nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising within the meaning of Regulation D under the 1933 Act in connection with the offer or sale of the Shares in the United States.

3.26

Full Disclosure.

(i)

The Warrantors have provided the Investor with all the information regarding the Group requested by the Investor for deciding whether to purchase the Shares. No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished to the Investor at Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact that the Warrantors have not disclosed to the Investor in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have a Material Adverse Effect.

(ii)

Each of the Warrantors confirms that neither it, nor any other Person acting on its behalf, has provided the Investor or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information.

4.

Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

4.1

Organization and Good Standing. Such Investor is an entity duly organized, validly existing and in good standing under the laws of Cayman Islands.

4.2

Authorization. Such Investor has full power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, and this Agreement and each of the other Transaction Documents to which it is a party, when executed and delivered by such Investor, will constitute valid and legally binding obligations of the Investor, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3

Investment Experience. At the time such Investor was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the 1933 Act. Such Investor is not a registered broker-dealer under Section 15 of the Exchange Act. Such Investor has the knowledge, sophistication and experience necessary to make, and is qualified to make decisions with respect to, an investment decision like that involved in the purchase of the Shares and can bear the economic risk of a total loss of its investment in the Shares.

4.4

Purchase for Own Account. The Shares to be received by the Investor will be acquired for investment purposes for such Investor’s own account or the account of one or more of the Investor’s Affiliates, not as a nominee or agent, and not with a view to the immediate resale or distribution of any part thereof, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.5

Independent Investment Decision. Such Investor has independently evaluated the merits of its decision to purchase Shares pursuant to the Transaction Documents, and such Investor confirms that it has not relied on the advice of any other Investor’s business and/or legal counsel in making such decision.

4.6

General Solicitation. Such Investor is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.7

Access to Information. Such Investor acknowledges that it has reviewed the SEC Reports and the Disclosure Schedule (collectively, the “Disclosure Materials”) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

5.

Conditions of the Investor’s Obligations at the Closing. The obligations of the Investor to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Investor, are subject to the fulfillment of each of the following conditions:

5.1

Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 shall be true, complete and not misleading when made, and shall be true, complete and not misleading on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing (except for those representations and warranties that speak as of a specific date, which shall be true, complete and not misleading as of such specified date).

5.2

Consents. All Consents of any Governmental Authority or any other Person required in connection with all of the transactions contemplated under the Transaction Documents and for the conduct and operation of the business by each Group Company shall have been duly obtained and shall continue to be in effect.

5.3

Proceedings and Documents. All corporate and other proceedings taken by Group Companies in connection with the transactions contemplated by the Transaction Documents and all documents incident thereto, shall have been completed in form and substance satisfactory to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.4

Opinions of Counsel. The Investor shall have received:

(i)

from Jincheng Tongda & Neal, special People’s Republic of China counsel for the Warrantors, an opinion addressed to the Investor in form and substance satisfactory to the Investor, dated as of the Closing; and

(ii)

from Pillsbury Winthrop Shaw Pittman LLP, special United States counsel for the Warrantors, an opinion addressed to the Investor in form and substance satisfactory to the Investor, dated as of the Closing.

5.5

Adoption and Filing of Certificate of Designation. The Certificate of Designation shall have been duly adopted by the Board, be in full force and effect and shall have been filed with the Secretary of State of the State of Delaware.

5.6

Transaction Documents. Each Transaction Document shall have been duly executed and delivered by all the parties thereto (other than the Investor) to the Investor.

5.7

Board of Directors. The Board of Directors of the Company shall be set to consist of five (5) directors. Two (2) persons nominated by the Investor shall have been appointed to the Board of Directors, and evidence thereof shall have been delivered to the Investor. The Company shall have accepted one (1) person designated by the Investor as board observer, who shall have rights to attend all meetings of the Board or of any committee of the Board in a non-voting observer capacity.

5.8

Bank Account. The Company shall have set up bank accounts co-signed by a representative of the Investor and a representative of the Company and bank accounts for capital expenditure for the Group.

5.9

Financial Information. The Company shall have provided the consolidated financial statements for the fiscal quarter ended April 30, 2009, including footnotes thereto, such financial statements: (i) must be acceptable to the Investor, (ii) were prepared in accordance with US GAAP during the periods involved, (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended and (iv) are in all material respects in accordance with the books of account and records of the Company and its consolidated subsidiaries.

5.10

Budget and Business Plan. The Company shall have provided an annual budget and business plan for the fiscal year ending October 31, 2011 for the Group, including the projected balance sheets, income statements and statements of cash flows, the projected budget for operation of business and all other material matters relating to the operation, development and business of the Group.

5.11

PRC Companies Restructuring. All of the actions required to be taken and all of the documents required to be executed prior to the Closing relating to PRC Companies Restructuring should have been taken or executed to the satisfaction of the Investor.

5.12

Jinghai Plant Transfer Supplemental Agreement. The Company shall have entered into the Jinghai Plant Transfer Supplemental Agreement with the parties thereof and such agreement is in full force and effect and enforceable by each party thereto.

5.13

Share Pledge. Global Rock shall have pledged to the Investor, and granted to the Investor a security interest in certain numbers of shares of Common Stock held by Global Rock pursuant to a pledge agreement (the “Pledge Agreement”) in form and substance satisfactory to the Investor.

5.14

Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement. The Company shall have obtained, and shall have caused its Subsidiaries to obtain, an employee proprietary information, inventions assignment and non-competition agreement in form and substance reasonably satisfactory to the Investor from all current Key Employees and other employees identified by the Investor.

5.15

Trade Secret Escrow. All trade secrets relating to the goat milk odor elimination technologies being used by the Company shall have been escrowed with a reputable entity to the satisfaction of the Investor.

5.16

Lock-up Agreements. The Company shall have entered into share lock-up agreements with certain shareholders as identified by the Investors in form and substance reasonably satisfactory to the Investor.

5.17

Agreement with Richlink. Tianjin Yayi shall have entered into an agreement in form and substance reasonably satisfactory to the Investor with Taiwan Richlink Enterprises Co., Ltd. concerning the license and/or the transfer of goat milk odor elimination technologies, which agreement shall confirm that Tianjin Yayi and its Affiliates are not obligated to make any payments regarding such technologies license or transfer and they are entitled to continue to use the above technologies without time limit.

5.18

Absence of Material Litigation. There shall not be pending any material litigation against any Group Company.

5.19

Absence of Material Adverse Effect. Since the Statement Date, there shall not have occurred a Material Adverse Effect.

5.20

Completion of Diligence. Each Investor shall have completed the business, accounting and legal due diligence review on the Group, and the results of which shall have been to its reasonable satisfaction.

5.21

Legal Matters. There shall not be issued, enacted, or adopted any applicable Law that prohibits, restrains or renders illegal the transactions contemplated by this Agreement or any other Transaction Document. No Action shall be pending for the purpose or with the probable effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

5.22

Closing Certificate. Each of the Warrantors shall have executed and delivered to the Investor a certificate dated as of the Closing certifying (i) that the conditions specified in this Section 5 have been fulfilled, (ii) as to the signatures and authority of the Persons signing the Transaction Documents on their behalf, and (iii) that attached thereto are the certified true and complete copies of (a) the Charter Documents of each Warrantor, (b) all resolutions approved by the shareholders and/or boards of directors related to the transactions contemplated by the Transaction Documents, if applicable, and (c) as applicable, good standing certificates with respect to the Company, Charleston and Global Rock from the applicable authority(ies) in the jurisdiction of its incorporation, or with respect to the PRC Entities, the business licenses of such entities with current annual inspection stamps of branches of SAIC.

6.

Conditions of the Company’s Obligations at Closing. The obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Investor contained in Section 4 shall be true, complete and not misleading when made, and shall be true, complete and not misleading on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing (except for those representations and warranties that speak as of a specific date, which shall be true, complete and not misleading as of such specified date), (ii) there shall not be issued, enacted, or adopted any applicable Law that prohibits, restrains or renders illegal the transactions contemplated by this Agreement or any other Transaction Document, and no Action shall be pending for the purpose or with the probable effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document, and (iii) the Investor shall have delivered to the Company duly executed counterparts to the Transaction Documents to which it is a party.

7.

Covenants.

7.1

Use of Proceeds. The Company shall use the entire proceeds from the issuance of the Shares pursuant to this Agreement for business expansion, working capital and capital expenditure in accordance with the Company’s budget and business plan, as approved by the Board.

7.2

Subsidiary Boards. As soon as practicable, the Company shall cause the composition of each of the Company’s Subsidiaries to consist of the same persons as directors as those then on the Company’s Board.

7.3

Supervisors Committee. As soon as practicable, but in any event within twenty (20) business days after the Closing, the Company should cause each PRC Entity to appoint the sole supervisor with a candidate nominated by the Investor.

7.4

Board Activities. As soon as practicable, the Company shall designate a secretary of the board of director (the “Board Secretary”) to administer all stockholders and Board meetings. The Board Secretary shall ensure (i) proper notification and adequate meeting materials are provided for directors and stockholders’ meetings and (ii) accurate minutes of meetings are taken and available for directors’ comments and approval within five (5) business days after the meeting. Furthermore, the Company shall reimburse all expenses to the Investor relating to all Board activities, including but not limited to, attending the Board meetings by the Investor Director and/or its representatives.

7.5

ESOP.

(i)

As soon as practicable following the Closing, the Company shall duly establish an equity incentive plan in the form and substance reasonably satisfactory to the Series A Majority Holders (the “ESOP”), providing for the issuance of such number of shares of Common Stock representing no more than 5% of the then total outstanding share capital of the Company on a fully diluted basis, to employees, officers, consultants or directors of the Group Companies from time to time. Such ESOP should provide that (x) with respect to a particular award under the ESOP, no more than 25% shall vest upon the first anniversary of the grant of such award and thereafter shall not vest any faster than monthly over the next three (3) years following the first anniversary of such grant; (y) unvested options will terminate, and unvested shares will be subject to a repurchase right at cost, in any case on termination of the employment or other service, with or without cause; and (z) any individual who owns more than 5% of the shares of Common Stock prior to the Closing shall not be entitled to any grants under the ESOP; in each case, except otherwise approved or waived by the Board (including the affirmative vote of at least one (1) Investor Director).

(ii)

Among the shares of Common Stock reserved for ESOP, the Company shall allocate options equal to 1.5% of post-Closing total number of fully-diluted shares to the Investor Directors, which option shall be vested immediately upon issuance and at an exercise price equal to the then effective Conversion Price (as defined in the Certificate of Designation), as adjusted pursuant to any anti-dilution protection that shares of Series A Preferred Stock may be entitled to.

7.6

Completion of PRC Companies Restructuring. As soon as practicable, but in any event before December 31, 2010, Warrantors shall cause the fully completion of the PRC Companies Restructuring to the Investor’s satisfactory.

7.7

Jinghai Real Property.

(i)

As soon as practicable, but in any event before December 31, 2010, Tianjin Yayi shall have obtained, and the other Warrantors shall procure Tianjin Yayi to obtain, good and marketable title to all the Jinghai Real Property, free and clear of all liens and such property shall be in good order and condition.

(ii)

In the event that Tianjin Yayi has not obtain such title as required under Section 7.7(i) above for any reasons whatsoever, then the Investor shall have the rights, at its sole discretion, to request any of the Warrantors to repurchase any or all shares of Series A Preferred Stock then held by the Investor. Within ten (10) days (the “Repurchase Date”) after the receipt by such Warrantors of a written request from the Investor, such Warrantors shall purchase or redeem any or all of the shares of Series A Preferred Stock so requested by the Investor by paying in cash in exchange for the shares of Series A Preferred Stock to be purchased or redeemed an amount per share equal to the Purchase Price plus an IRR of 25% for the period from the issuance date of the Series A Preferred Stock to the Repurchase Date (such amount, the “Repurchase Amount”).

(iii)

The obligations of Global Rock under this Section 7.7 shall be secured a security interest in all shares of Common Stock in the Company held by Global Rock pursuant to the Pledge Agreement.

7.8

Due to Related Parties. Prior to December 31, 2010, Li LIU shall not demand, withdraw or accept any of the Company borrowings due to her or take any actions that may result in the forgoing effects, without the Investor’s prior consent.

7.9

Executive Search. The Company shall use its best efforts to establish a capable senior management team, including the Chief Executive Officer, the President, the Chief Operating Officer and the Chief Financial Officer, that is acceptable to the Investor as soon as practicable following the Closing. The Investor shall have the right to recommend candidates for the positions of the Chief Financial Officer and financial controller and the Company shall appoint the Chief Financial Officer and financial controller only from those candidates recommended by the Investor.

7.10

Warrantors’ Additional Covenants. Warrantors jointly and severally undertake to do and perform, or cause to be done and performed, all such acts and things as set forth in Section 7.10 of the Disclosure Schedule.

8.

Indemnity.

8.1

Indemnification by the Warrantors.

(i)

Each Warrantor hereby agrees to jointly and severally indemnify, defend and hold harmless the Investor, and such Investor’s directors, employees, Affiliates, agents, advisors, auditors, assigns and transferees (each an “Indemnitee”), from and against any and all Indemnifiable Losses suffered by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements in or pursuant to any of the Transaction Documents by the parties thereto (other than the Investor) and (b) any violation of Order No. 10, SAFE Rules and Regulations by any Warrantor or a Security Holder thereof or any non- compliance with all Laws and Contracts relating to the provision of any form of Social Insurance by any of the Group Company, regardless whether such violation or noncompliance has been disclosed in the Disclosure Schedule.

(ii)

Each Warrantor hereby agrees to jointly and severally indemnify and hold harmless Investor from and against (a) any Taxes imposed on such Investor by any PRC Governmental Authority in connection with its investment in the Company, and (b) any Indemnifiable Loss attributable to (x) any Taxes (or the non-payment thereof) of any Group Company for all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing and (y) any liability for any Taxes of any other Person imposed by any Governmental Authority on any Group Company as a transferee, successor, withholding agent, accomplice, or party providing conveniences in connection with an event or transaction occurring before the Closing.

(iii)

Any Party seeking indemnification with respect to any Indemnifiable Loss (an “Indemnified Party”) shall give written notice to the party required to provide indemnity hereunder (the “Indemnifying Party”).

8.2

Defense of Third Party Claims. If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall at its own expense, upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity under this Section 8.2. If the Indemnifying Party assumes the defense, the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Party has not consented in writing. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to promptly defend or continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

9.

Miscellaneous.

9.1

Survival of Representations, Warranties and Covenants. The warranties,representations and covenants of the Warrantors and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Warrantors. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Warrantors pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Warrantors hereunder.

9.2

Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, the United States of America (“New York”).

9.3

Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and transferees of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned by any Warrantor without the prior written consent of the Investor. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.4

Confidentiality. Each of the Parties agree to keep confidential all material non-public information provided to it by the other Party that is designated by the provider thereof as confidential, unless compelled to disclose by judicial or administrative process or by other requirements of law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a representative of the other Party. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party, if it exercises the same care as it takes to preserve confidentiality for its own similar information. For the avoidance of doubt, any disclosure of information required to be included by each Party in its respective filings with the SEC as required by the applicable laws will not be violation of this Section 9.4.

9.5

Public Announcements. Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent from the other Party, except as required by Law or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

9.6

Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Parties, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto.

9.7

Dispute Resolution.

(i)

Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the Dispute with notice (the “Arbitration Notice”) to the other.

(ii)

The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators. The HKIAC Council shall select the presiding arbitrator, who shall be qualified to practice law in New York.

(iii)

The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 9.7, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 9.7 shall prevail.

(iv)

Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)

The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)

The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.

(vii)

Any party to the Dispute shall be entitled to seek preliminary injunctive relief and/or any other applicable relief, if possible, from any court of competent jurisdiction in aid of, pending or independently of the resolution of any dispute pursuant to the provisions of this Section 9.7 and/or pending the constitution of the arbitral tribunal.

(viii)

During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(ix)

The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(a)

In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(b)

The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(c)

If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (a) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 9.7); and (b) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(d)

Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defense was raised for the purpose of applying any limitation period or any like rule or provision.

(e)

The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 9.7 where such objections are based solely on the fact that consolidation of the same has occurred.

9.8

Enforcement. The Parties hereto acknowledge and agree irreparable harm would occur for which money damages would not be an adequate remedy in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9

Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 9.9). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.

9.10

Fees and Expenses. Each Warrantor shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. The Company shall pay or reimburse all reasonable costs and expenses incurred by the Investor in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, including all fees and expenses of counsel, accountants, consultants, and other advisors to the Investor (collectively “Investor Expenses”) up to RMB1,500,000, if the Closing occurs or if the Closing does not occur for any reasons not attributable to the Investor. In addition, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and expenses in addition to any other relief to which such party may be entitled.

9.11

Severability. If any provision of this Agreement is prohibited by applicable Law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

9.12

No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.13

Rights Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

9.14

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.15

No Presumption. The Parties agree that this Agreement was jointly drafted by them, that each has been represented by counsel in connection with this Agreement, and that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel, and no Party will claim or assert otherwise.

9.16

Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise:

(i)

the term “or” is not exclusive;

(ii)

words in the singular include the plural, and words in the plural include the singular;

(iii)

the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision;

(iv)

the term “including” will be deemed to be followed by, “but not limited to”,

(v)

the masculine, feminine, and neuter genders will each be deemed to include the others;

(vi)

the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

(vii)

the term “day” means “calendar day”, and “month” means calendar month,

(viii)

all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies),

(ix)

references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made,

(x)

each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, and

(xi)

reference to an agreement means such agreement as amended from time to time.

9.17

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.18

No Commitment for Additional Financing. Each of the Warrantors acknowledges and agrees that the Investor have made no representation, undertaking, commitment or agreement to provide or assist such Warrantor in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein.

9.19

Entire Agreement. This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties and supersedes all prior agreements and understandings (oral or written)

with respect to the subject matter hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

Yayi International Inc.,
a Delaware company

By: /s/ Li LIU
       Name: Li LIU
     Title: Chief Executive Officer and President

Address:

c/o Tianjin Yayi Industrial Co., Ltd.,
No. 9 Xingguang Road,
Northern Industrial Park of
Zhongbei Town, Xiqing District,
Tianjin 300384, China

Fax:                   +86 (22) 2798-4358
Tel:                   +86 (22) 2798-4033
Attention:        Ms. Li LIU, Chief Executive Officer and President

SIGNATURE PAGE TO SERIES A PREFERRED
STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GLOBAL ROCK:

Global Rock Stone Industrial Ltd,
a British Virgin Islands company

By: /s/ Fung SHEK
       Name: Fung SHEK
     Title: Director

Address:

c/o Tianjin Yayi Industrial Co., Ltd.,
No. 9 Xingguang Road,
Northern Industrial Park of
Zhongbei Town, Xiqing District,
Tianjin 300384, China

Fax:                   +86 (22) 2798-4358
Tel:                   +86 (22) 2798-4033
Attention:        Mr. Fung SHEK

SIGNATURE PAGE TO SERIES A PREFERRED
STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHARLESTON:

Charleston Industrial Ltd,
a British Virgin Islands company

By: /s/ Li LIU
       Name: Li LIU
     Title: Director

Address:

c/o Tianjin Yayi Industrial Co., Ltd.,
No. 9 Xingguang Road,
Northern Industrial Park of
Zhongbei Town, Xiqing District,
Tianjin 300384, China

Fax:                   +86 (22) 2798-4358
Tel:                   +86 (22) 2798-4033
Attention:        Ms. Li LIU

SIGNATURE PAGE TO SERIES A PREFERRED
STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIANJIN YAYI:

Tianjin Yayi Industrial Co., Ltd.
(天津市亚亿实业有限公司),

a company organized under the laws of the People’s Republic of China

By: /s/ Li LIU
       Name: Li LIU
     Title: Chairman and General Manager

Address:

c/o Tianjin Yayi Industrial Co., Ltd.,
No. 9 Xingguang Road,
Northern Industrial Park of
Zhongbei Town, Xiqing District,
Tianjin 300384, China

Fax:                   +86 (22) 2798-4358
Tel:                   +86 (22) 2798-4033
Attention:        Ms. Li LIU, Chairman and General Manager

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOUNDERS:

By: /s/ Li LIU
       Name: Li LIU (刘丽)

Address:

c/o Tianjin Yayi Industrial Co., Ltd.,
No. 9 Xingguang Road,
Northern Industrial Park of
Zhongbei Town, Xiqing District,
Tianjin 300384, China

Fax:                   +86 (22) 2798-4358
Tel:                   +86 (22) 2798-4033

By: /s/ Fung SHEK
       Name: Fung SHEK (石峰)

Address:

c/o Tianjin Yayi Industrial Co., Ltd.,
No. 9 Xingguang Road,
Northern Industrial Park of
Zhongbei Town, Xiqing District,
Tianjin 300384, China

Fax:                   +86 (22) 2798-4358
Tel:                   +86 (22) 2798-4033

SIGNATURE PAGE TO SERIES A PREFERRED
STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:
SAIF Partners III L.P.,
a Cayman Islands exempted limited partnership

By: /s/ Andrew Y. Yan
       Name: Andrew. Y. Yan
       Title: Authorized Signatory For and on behalf of SAIF Partners III L.P.
                 Acting by its general partner SAIF III GP L.P.
                 In turn acting by its general partner SAIF III GP Capital Ltd

Address:

SAIF Partners III L.P.
c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands
Fax: +852 2234-9116
Tel: +86 (10) 6563-0357

With a copy to:

SAIF Advisors Ltd.
Suites 2115-2118, Two Pacific Place
88 Queensway, Hong Kong
Attention: Andrew. Y. Yan/Jason So
Fax: +852 2234-9116
Tel: +852 2918-2214

SIGNATURE PAGE TO SERIES A PREFERRED
STOCK PURCHASE AGREEMENT

SCHEDULE I

Schedule of Founders

Founder Name	I.D./Passport Numbers
Li LIU (刘丽)	120104195905017327 (PRC ID Card Number)
Fung SHEK (石峰)	E750805(4) (Hong Kong ID Card Number)

SCHEDULE II

Group Companies

(Information immediately prior to the Closing)

1.  Yayi International Inc.

Place of Incorporation	State of Delaware
Registered Address	1209 Orange Street, Wilmington,
New Castle, Delaware, U.S.A.
Establishment Date	February 12, 1986
Directors	Li LIU, Cili YAN, Fung SHEK

2.  Charleston Industrial Ltd

Place of Incorporation	British Virgin Islands
Registered Address	Quastisky Building, P.O. Box 4389,
Road Town, Tortola, British Virgin Islands
Establishment Date	October 31, 2007
Authorized Share Capital	50,000 shares, par value of US$1.00 each
Issued Share Capital	50,000 shares, par value of US$1.00 each
Shareholder	Yayi International Inc.
Director	Li LIU

3. Tianjin Yayi Industrial Co., Ltd. (天津市亚亿实业有限公司)

Place of Incorporation	People’s Republic of China
Registered Address	Unit 4, 4/F, Build D1, Xinmao Tech-park,
Huamao Industry Zone,
People’s Republic of China
Establishment Date	May 19, 1994
Investment Amount	RMB 30,000,000
Registered Capital	RMB 30,000,000
Shareholder	Charleston Industrial Ltd
Directors	Li LIU, Cili YAN, Fung SHEK

4. Weinan Hi-Tech Milkgoat Co., Ltd. (渭南市高新区美可高特羊乳制品有限公司)

Place of Incorporation	People’s Republic of China
Registered Address	No.6, Juyi Street, Wanguo Mall,
Weinan High-Tech Zone,
People’s Republic of China
Establishment Date	December 11, 2006
Investment Amount	RMB 5,000,000
Registered Capital	RMB 5,000,000
Shareholder	Tianjin Yayi Industrial Co., Ltd.
Director	Li LIU
5. Fuping Milkgoat Co., Ltd. (富平县美可高特羊乳有限公司)

Place of Incorporation	People’s Republic of China
Registered Address	Yongan Hamlet, Zhuangli Village,
Fuping County, People’s Republic of China
Establishment Date	September 6, 2005
Investment Amount	RMB 5,000,000
Registered Capital	RMB 5,000,000
Shareholder	Tianjin Yayi Industrial Co., Ltd.
Director	Li LIU

SCHEDULE III

PRC Companies Restructuring

EXHIBIT A

CERTIFICATE OF DESIGNATION

EXHIBIT B

INVESTOR RIGHTS AGREEMENT

EXHIBIT C

VOTING AGREEMENT